EXHIBIT 99.1

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Alfacell Reports Fiscal Fourth Quarter and Full Year 2008 Financial Results

SOMERSET, N.J., Oct. 14, 2008 – Alfacell Corporation (NASDAQ: ACEL) today reported its financial results for the fourth quarter and fiscal year ended July 31, 2008.

The company recorded a net loss of approximately $2.9 million, or $0.06 per basic and diluted common share, for the fourth fiscal quarter ended July 31, compared to a net loss of approximately $2.4 million, or $0.05 per basic and diluted common share, for the fourth quarter of fiscal 2007. Research and development expenses increased by approximately $0.9 million during the fourth quarter of fiscal 2008 as compared to the same quarter a year ago primarily due to expenses incurred related to the company’s preparations for the completion of its ONCONASE® rolling New Drug Application (NDA) submission. Decreased general and administrative expenses of approximately $0.5 million for the fourth quarter of fiscal 2008 were primarily the result of reduced stock based compensation expenses.

Net loss for the fiscal year ended July 31, 2008 of approximately $12.3 million, or $0.26 per basic and diluted common share, represents an increase of approximately $3.5 million, compared to the $8.8 million net loss, or $0.19 per basic and diluted common share, for fiscal 2007.

Cash and Liquidity
As of July 31, 2008, the company had cash and cash equivalents of approximately $4.7 million, a decrease of approximately $3.1 million, compared to cash and cash equivalents of approximately $7.8 million on April 30, 2008. The company has received notification that it continues to qualify for the sale of its state tax loss carryforwards in New Jersey and is awaiting additional information on the proceeds it can expect to receive from this sale in late 2008. Based on the current expected level of receipts and expenditures, the company believes that its cash and cash equivalents are sufficient to support its activities into the fourth quarter of fiscal year 2009. The company will be eligible to receive a minimum milestone payment of $20 million from its U.S. partner, Strativa Pharmaceuticals, in the event that the planned NDA submission results in the company receiving marketing approval for ONCONASE.

Clinical/Regulatory Update
Alfacell has completed patient enrollment in a confirmatory Phase IIIb clinical trial for ONCONASE in patients suffering from unresectable malignant mesothelioma (UMM) and reached the required number of evaluable events to conduct the formal statistical analyses required to complete the final sections of the ONCONASE rolling NDA. As the company has previously reported, the results of the preliminary statistical analysis of the data did not meet statistical significance for the primary endpoint of survival in UMM. However, a statistically significant improvement in survival was seen in the treatment of UMM patients who failed one prior chemotherapy regimen, a pre-defined primary data set for this sub-group of patients in the trial, which represents a currently unmet medical need. Alfacell has requested a pre-NDA meeting with the Food and Drug Administration (FDA) to discuss the details of the planned NDA submission. The company continues to estimate that the final components of the rolling NDA will be submitted by the end of 2008, and the company plans to present the results of the Phase IIIb trial at an upcoming scientific conference in 2009.

The company has completed enrollment in its Phase I clinical trials for patients suffering from non-small cell lung cancer (NSCLC) and other solid tumors and is planning for a follow-on Phase II clinical trial in NSCLC patients that exhibit resistance to platinum based chemotherapy regimens. Initiation of patient enrollment in this trial is currently expected to occur in early 2009.

“Fiscal 2008 was a year of progress at Alfacell,” said Lawrence A. Kenyon, Alfacell’s president. “We achieved a number of important objectives, including the U.S. license agreement with Strativa and completion of the Phase IIIb clinical trial for ONCONASE in UMM. In fiscal 2009, we plan to complete the NDA submission after receiving input from the FDA and to move forward with an expanded ONCONASE clinical development program.”

About ONCONASE®
ONCONASE is a first-in-class therapeutic product candidate based on Alfacell’s proprietary ribonuclease (RNase) technology. A natural protein isolated from the leopard frog, ONCONASE has been shown in the laboratory and clinic to target cancer cells while sparing normal cells. ONCONASE triggers apoptosis, the natural death of cells, via multiple molecular mechanisms of action.

Alfacell has licensed the U.S. commercial rights for ONCONASE to Strativa Pharmaceuticals, a division of Par Pharmaceutical, Inc. Strategic marketing and distribution agreements for ONCONASE have been secured with Megapharm Ltd. for Israel, BL&H Co. Ltd. for Korea, Taiwan and Hong Kong, USP Pharma Spolka Z.O.O., an affiliate of US Pharmacia, for Eastern Europe, and GENESIS Pharma, S.A. for Southeastern Europe.

ONCONASE has been granted fast track status and orphan-drug designation for the treatment of malignant mesothelioma by the FDA. Additionally, ONCONASE has been granted orphan-drug designation in the European Union and Australia.

About Alfacell Corporation
Alfacell Corporation is the first company to advance a biopharmaceutical product candidate that works in a manner similar to RNA interference (RNAi) through late-stage clinical trials. The product candidate, ONCONASE, is an RNase that overcomes the challenges of targeting RNA for therapeutic purposes while enabling the development of a new class of targeted therapies for cancer and other life-threatening diseases. In addition to a recently completed Phase IIIb study in malignant mesothelioma, Alfacell is currently planning for Phase II clinical trials in other oncology indications. For more information, visit www.alfacell.com.

Safe Harbor
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, uncertainty whether the clinical trial results will allow the company to complete submission of a New Drug Application and if a New Drug Application submission is completed, uncertainty whether FDA will file or approve such application, uncertainties involved in transitioning from concept to product, uncertainties involving the ability of the company to finance research and development activities, potential challenges to or violations of patents, uncertainties regarding the outcome of clinical trials or differences of opinion in interpreting the results of clinical trials, the company’s ability to secure necessary approvals from regulatory agencies, dependence upon third-party vendors, and other risks discussed in the company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.

ALFACELL CORPORATION

Condensed Statements of Operations
	Three-Months Ended		Fiscal Year Ended
	July 31		July 31
	2008	2007	2008	2007
Revenues	$—	$—	$—	$—
Expenses:
Research and development	2,148,839	1,247,601	8,503,110	5,543,175
General and administrative	765,112	1,248,385	5,797,355	4,092,990
Total expenses	2,913,951	2,495,986	14,300,465	9,636,165
Loss from operations	(2,913,951)	(2,495,986)	(14,300,465)	(9,636,165)
Interest income, net	32,838	66,586	223,984	370,554
State tax benefit	—	—	1,755,380	510,467
Net loss	$(2,881,113)	$(2,429,400)	$(12,321,101)	$(8,755,144)
Net loss per share—basic and diluted	$(0.06)	$(0.05)	$(0.26)	$(0. 19)
Shares used in computation of net loss per share:
Basic and diluted	47,266,000	45,489,000	46,919,000	44,958,000

Balance Sheet Data:

	July 31,	July 31,
	2008	2007
Cash and cash equivalents	$4,661,656	$6,968,172
Total assets	$5,320,036	$7,820,499
Current liabilities	$2,882,034	$1,829,900
Accumulated deficit	$(104,392,856)	$(92,071,755)
Total stockholders’ equity (deficiency)	$(3,556,606)	$5,778,480